Exhibit 16

January 21, 2003

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir /Madam:

We have read Item 4 in the Form 8-K dated January 21, 2003 of American Enterprise Corporation filed with the Securities and Exchange Commission and are in agreement with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Grant Thornton LLP

cc:John Stanton, Chief Executive Officer
      American Enterprise Corporation